Exhibit 10.1

INDUSTRIAL BUILDING LEASE (NET)

1.             BASIC TERMS.  This Section 1 contains the Basic Terms of this Lease between Landlord and Tenant, named below.  Other Sections of the Lease referred to in this Section 1 explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

1.1.         Date of Lease:  November 20, 2006

1.2.         Landlord: W .C. Bradley Co., a Georgia Corporation

1.3.         Tenant:   Magnetek, Inc., a Delaware Corporation

1.4.         Premises:  Approximately 44,095 rentable square feet, as depicted on the space plan (“Space Plan”) set forth in Exhibit A attached hereto and made a part hereof, in the building commonly known as N50 W13775 Overview Drive, Menomonee Falls, Wisconsin (the “Building”) including the nonexclusive right to use in common with others, the parking areas for automobiles and tractor/trailers and the driveway appurtenant thereto, which Building and appurtenant parking areas and the non-exclusive driveway as depicted on the site plan set forth in Exhibit A-1 attached hereto and made a part hereof.

1.5.         Property:  See Exhibit B attached hereto and made a part hereof.

1.6.         Park:  The industrial park commonly known as Falls Business Park, Menomonee Falls, Wisconsin as depicted on Exhibit C attached hereto and made a part hereof.

1.7.         Lease Term:  7 years 6 months (“Initial Term”) commencing on the Commencement Date (as defined in Section 5.2 below) and ending on the expiration of the Initial Term (“Expiration Date”), subject to extension pursuant to Section 5.2.  The Initial Term shall be subject to extension by the Renewal Periods (as hereinafter defined) as described in Section 24.13 below (the Initial Term as extended by each or all Renewal Periods, the “Term”).

1.8.         Permitted Use:  Any use listed as a “principle use” on Exhibit D unless otherwise approved in advance by Landlord

1.9.         Broker:  Landlord is represented by CB Richard Ellis and Tenant is represented by NAI MLG Commercial.  Both Landlord and Tenant acknowledge that no other Brokers were used in this transaction.  Commissions to Brokers will be paid by Landlord under separate agreement.

1.10.       Security Deposit:  $24,000.00 to be held by Landlord

1.11.       Tenant shall pay Base Rent during the Initial Term at the Monthly Base Rent for the following periods in the following monthly amounts:

Months	Base Rental Rate	Annual/Monthly Base Rent
11/15/06 – 11/14/07	$ 2.48 sf x 44,095 sf	$ 109,135.13/ $9,094.59
11/15/07 – 11/14/08	$ 5.07 sf x 44,095 sf	$ 223,727.01/ $18,643.92
11/15/08 – 11/14/09	$ 5.20 sf x 44,095 sf	$ 229,220.18/ $19,110.02
11/15/09 – 11/14/10	$ 5.33 sf x 44,095 sf	$ 235,053.19/ $19,558.77
11/15/10 – 11/14/11	$ 5.46 sf x 44,095 sf	$ 240,929.52/ $20,077.46
11/15/11 – 11/14/12	$ 5.60 sf x 44,095 sf	$ 246,952.75/ $20,579.40
11/15/12 – 11/14/13	$ 5.74 sf x 44,095 sf	$ 253,126.57/ $21,093.88
11/15/13 - 5/14/14	$ 5.88 sf x 44,095 sf	$ 259,454.74/ $21,621.23

1.12.       Tenant’s Proportionate Share for the Building: approximately 62.36%.  Landlord represents that there are 70,707 rentable square feet in the Building.

1.13.       Tenant Improvement Allowance:  $50,000.00, as further described and subject to the provisions in Section 5.4.

Tenant Moving Allowance of $50.000.00 to be paid by Landlord directly to Tenant in four (4) monthly installments of $12,500.00 during the first four (4) months of the lease.  These payments are due within 10 days of  each month of the lease term or may be used as rent set-off by Tenant.

1.14.       Exhibits to Lease:  The following Exhibits are attached to and made a part of this Lease.

Exhibit A               Space Plan of Premises

Exhibit A-1            Site Plan

Exhibit B               Legal Description of Property

Exhibit C               Depiction of Park

Exhibit D               Permitted Uses

Exhibit E                Form of Commencement Certificate

2.             LEASE OF PREMISES; RENT.

2.1.         Lease of Premises for Lease Term.  Landlord hereby leases the Premises to Tenant, and Tenant hereby rents the Premises from Landlord, for the Term and subject to the conditions of this Lease.

2.2.         Types of Rental Payments.  Tenant shall pay (a) Monthly Base Rent as set forth in Section 1.11 hereof, in advance, commencing on the Commencement Date (prorated for a partial month, if applicable) and on the first day of each and every calendar month thereafter during the Term of this Lease (the “Base Rent”); and (b) Tenant’s Share of Operating Expenses (defined below) and any other amounts owed by Tenant hereunder (collectively, “Additional Rent”); and (c) in the event any monthly installment of Base Rent or Additional Rent, or both, is not paid within 15 days of the date when due, a late charge in an amount equal to 5% of the then delinquent installment of Base Rent and/or Additional Rent (the “Late Charge”; the Late Charge, Base Rent and Additional Rent shall collectively be referred to as “Rent”), to Landlord, at the notice address set forth in Section 24.2 (or such other entity designated as Landlord’s management agent, if any, and if Landlord so appoints such a management agent, the “Agent”), or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing.

2.3.         Covenants Concerning Rental Payments.  Tenant shall pay the Rent promptly when due, without notice or demand, and without any abatement, deduction or setoff, except as may otherwise be expressly and specifically provided in this Lease, in lawful United States currency and without relief from valuation and appraisement laws.  No payment by Tenant, or receipt or acceptance by Agent or Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Agent or Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord.

3.             OPERATING EXPENSES.

3.1.         Definitional Terms Relating to Additional Rent.  For purposes of this Section and other relevant provisions of the Lease:

3.1.1.      Operating Expenses.  The term “Operating Expenses” shall mean all costs and expenses paid or incurred with respect to the ownership, repair, replacement, restoration, maintenance and operation of the Property, including, without limitation, the following:  (i) all costs, wages and benefits of employees or other agents of Landlord or Agent engaged in the operation, maintenance or rendition of other services to or for the Property; (ii) to the extent not separately metered, billed or furnished, all charges for utilities and services furnished to either or both of the Property and the Premises (including, without limitation, the Common Areas [as hereinafter defined]), together with any taxes on such utilities; (iii) all premiums for casualty, workers’ compensation, liability, boiler, flood and all other types of insurance provided by Landlord and relating to the Property; (iv) the cost of all supplies, tools, materials and equipment utilized in the ownership and/or operation of the Property, and sales and other taxes thereon; (v) amounts charged by any or all of contractors, materialmen and suppliers for services, materials and supplies furnished in connection with the operation, repair and maintenance of any part of the Property, including, without limitation, the structural elements of the Property and the Common Areas; (vi) management fees to Agent or other persons or management entities actually involved in the management and operation of the Property (which persons or management entities may be affiliates of Landlord); (vii) any capital improvements made by, or on behalf of, Landlord to the Property (with the cost of such capital improvements amortized over the useful life of the improvement as determined by generally accepted accounting procedures); (viii) all professional fees incurred in connection with the operation, management and maintenance of the Property; (ix) Taxes, as hereinafter defined; (x) the fees and assessments charged by any owner’s association (“Association Fees”); and (xi) the Park Expenses (as hereinafter defined). Snow removal from paved parking lots and driveways on the Premises and landscaping of the Property (“Snow Removal and Landscaping Costs”) shall be the responsibility of Tenant and shall not be included in Operating Expenses charged as additional rent by Landlord; provided, however, that if Tenant fails to perform these obligations in accordance with standard custom and practice for similar industrial/commercial properties located in Menomonee Falls, Wisconsin, and subject to the notice and cure provisions set forth in Section 22 of this Lease, then Landlord shall have the right to undertake responsibility for snow removal and landscaping and shall add Snow Removal Landscaping Costs to the Operating Expenses included in Additional Rent.

The term “Park Expenses” shall mean the Property’s proportionate share of the expenses of the Park’s common areas allocated to the Property by any owner’s association or the owner of the Park which may include, but shall not be limited to, the following:  insurance premiums; maintenance and repair costs; utility charges; fuel; lighting; trash and rubbish removal; costs, wages and benefits of employees or other agents of any owners’ association or management company whose duties are connected with the operation and maintenance of the Park common areas; amounts paid to contractors or subcontractors for work or services performed in connection with the operation and maintenance of the Park common areas; all service supplies, repairs, replacement or other expenses for maintaining and operating the Park common areas, reasonable attorneys’ fees and all other costs in connection with the appeal or contest of real estate or other taxes or levies, Snow Removal Costs, Taxes (as defined in Section 3.1.2, except that the word “Property” is replaced with the words “Park common areas” for purposes hereof), and such other expenses as may be ordinarily incurred in the operation and maintenance of the Park common areas and not specifically set out herein, including reasonable management fees.  For purposes of this section, the term “Park common areas” shall mean all areas within the Park that are available for the common use of tenants and owners in the Park and that are not leased or held for the exclusive use of Tenant or other tenants or licensees, including, but not limited to, the parking areas, driveways, sidewalks, loading areas, access roads, corridors, landscaping and planted areas.

Operating Expenses shall not include:  expenses incurred by Landlord to resolve disputes, enforce or negotiate lease terms with prospective or existing tenants or in connection with any financing, sale or syndication of the Building; expenses for the replacement of any item covered under warranty, to the extent Landlord actually receives payment or replacement of such item pursuant to such warranty; expenses to correct any penalty or fine incurred by Landlord due to Landlord’s violation of any Applicable Law (as hereinafter defined) and any interest or penalties due for late payment by Landlord of any of the Operating Expenses; cost of complying with any Applicable Laws in effect as of the Commencement Date, but with respect to which the Building was not in compliance on the Commencement Date; expenses incurred by Landlord to the extent the same are reimbursed from any other tenants, occupants of the property or third parties; fees paid to affiliates of Landlord to the extent that such fees exceed the customary amount charged for the services provided; expenses for any item or service not provided to Tenant, but provided exclusively to certain other tenants in the Building; any capital improvements to the Building; a property management fee for the Building in excess of  two percent (2%) of the net rents of the Building for the relevant lease year; the portion of employee expenses which reflects that portion of such employee’s time which is not reasonably allocable to the operation of the Building, the Property and/or the Common Areas; and leasing and rental commissions.

3.1.2.      Taxes.  The term “Taxes”, as referred to in Section 3.1.1(ix) above, shall mean (i) all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord’s income taxes), whether general, special, ordinary or extraordinary, due at any time or from time to time, during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Property, or of the personal property and equipment located therein or used in connection therewith; and (ii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Property.  Taxes shall not include any interest, fine or penalty for late payment or nonpayment from Landlord of any Taxes.  For purposes hereof, Taxes for any year shall be Taxes that are due for payment or paid in that year rather than Taxes that are assessed, become a lien, or accrue during such year.  Landlord shall be deemed to have elected to pay any special assessment by installments over the longest period permitted by the applicable taxing authority, , and in such event Taxes shall include such installments and interest paid to the municipality or taxing authority on the unpaid balance of the assessment.  Taxes that are being contested by Landlord shall nevertheless be included for purposes of the computation of the estimated liability of Tenant to the extent Landlord is required to pay the Taxes pending such contest.

3.1.3.      Intentionally Omitted

3.1.4.      Operating Year.  The term “Operating Year” shall mean each calendar year commencing on January 1st of each year after the Commencement Date (as hereinafter defined).

3.2.         Obligations of Additional Rent.  Tenant shall pay as additional rent (“Additional Rent”) in accordance with the requirements of Section 3.3, its Proportionate Share of Operating Expenses for each Operating Year.  The Additional Rent payable on account of Operating Expenses commences to accrue on and after 11/15/06.  The Additional Rent payable hereunder for the Operating Year in which the Term ends shall be prorated to correspond to that portion of said Operating Year occurring within the Term.  Additional Rent and any other sums due and payable under this Lease shall be adjusted upon receipt of the actual bills therefor and the obligations of this Section 3 shall survive the termination or expiration of the Lease.  With the exception that during the first twelve (12) months of the lease term Tenant shall only be responsible for fifty percent (50%) of the Additional Rent.

3.3.         Payment of Additional Rent.  Landlord shall have the right to reasonably estimate the Operating Expenses for each Operating Year.  Upon Landlord’s or Agent’s notice to Tenant of such estimated amount, Tenant shall pay, on the first day of each month during that Operating Year, an amount (the “Estimated Additional Rent”) equal to the estimate of the Tenant’s Share of Operating Expenses divided by 12 (or the fractional portion of the Operating Year remaining at the time Landlord delivers its notice of estimated Operating Expenses due from Tenant for that Operating Year). Within ninety (90) days after the end of each Operating Year, Landlord shall deliver to Tenant an annual statement (the “Annual Statement”) of the Additional Rent payable under Section 3.2 for such Operating Year.  If the Annual Statement shows that Tenant’s payments of Estimated Additional Rent for such Operating Year exceeded Tenant’s obligations for such Operating Year, Landlord shall at its option either (1) credit the excess to the next succeeding installments of Rent or (2) pay the excess to Tenant within thirty (30) days after delivery of such Annual Statement.  If the Annual Statement shows that Tenant’s payments of Estimated Additional Rent for such Operating Year were less than Tenant’s obligation for such Operating Year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the Annual Statement.  In the event that the Estimated Additional Rent paid by Tenant during the final Lease Year exceeds the actual Additional Rent due for such Lease Year, then upon the expiration of the Term, and provided there is no uncured default by Tenant under this Lease, Landlord or Agent shall pay Tenant the then applicable excess promptly after determination thereof. In the event that upon expiration of the Term a bona fide dispute exists between Landlord and Tenant with respect to the existence of an uncured default, the parties will diligently and in good faith attempt to resolve the dispute as expeditiously as possible and payment of the excess amount will be suspended pending resolution of the dispute.  In the event that mediation or arbitration of the dispute becomes necessary after the expiration of the Lease Term, each party will bear their own costs and attorney’s fees. No interest shall be payable to Tenant on account of such payments of Estimated Additional Rent and such payments may be commingled.

4.             USE OF PREMISES AND COMMON AREAS; SECURITY DEPOSIT.

4.1.         Use of Premises and Property.  The Premises shall be used by the Tenant for the purpose(s) set forth in Section 1.8 above and for no other purpose whatsoever.  Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises or the Property, in any manner that may (a) cause, or be liable to cause, injury to, or in any way impair the proper utilization of, all or any portion of the Property (including, but not limited to, the structural elements of the Property) or any equipment, facilities or systems therein; (b) constitute a violation of the Applicable Laws and requirements of any public authority or the requirements of insurance bodies or the reasonable rules and regulations of the Property, as such may be established or amended by Landlord from time to time (the “Rules”), or any covenant, condition or restriction affecting the Property; (c) exceed the load bearing capacity of the floor of the Premises; or (d) unreasonably annoy, inconvenience or disrupt the operations or tenancies of other tenants that may have rights to use the Common Areas or the Building.

4.2.         Use of Common Areas.  As used herein, “Common Areas” shall mean all areas within the Property that are available for the common use of tenants of the Property and that are not leased or held for the exclusive use of Tenant or other tenants or licensees, including, but not limited to, the parking areas, driveways, sidewalks, loading areas, access roads, corridors, landscaping and planted areas that are not exclusively leased to Tenant as part of the Premises under this Lease.  Tenant shall have the nonexclusive right to use the Common Areas for the purposes intended, subject to the Rules.  Tenant shall not interfere with the rights of any or all of Landlord, other tenants or licensees, or any other person entitled to use the Common Areas.   Landlord, from time to time, may change any or all of the size, location, nature and use of any of the Common Areas although such changes may result in temporary inconvenience to Tenant, so long as such changes do not permanently materially and adversely affect Tenant’s use of the Premises.  In addition to the foregoing, Landlord may, at any time, temporarily close or suspend access to any Common Areas to perform any acts in the Common Areas as, in Landlord’s reasonable judgment, are desirable to improve or maintain either or both of the Premises and the Property, or are required in order to satisfy Landlord’s obligations under either or both of Sections 13.2 and 18; provided, however, that Landlord shall use reasonable efforts not to disrupt Tenant’s use and operation of the Premises in connection therewith and shall under no circumstances deny Tenant access to or use of the Premises.

4.3.         Signage.  Tenant may affix, at Tenant’s expense, one (1) sign on the Premises, subject to Landlord’s approval of the size, design and location of such signs, which approval shall not be unreasonably withheld or delayed; Tenant shall in every event cause any such sign to comply with all Applicable Laws, covenants and restrictions applicable to the Property.  Tenant shall remove all signs of Tenant upon the expiration or earlier termination of this Lease and immediately repair any damage to either or both of the Property and the Premises caused by, or resulting from, such removal.

5.             CONDITION AND DELIVERY OF PREMISES; TENANT’S ACCESS.

5.1.         Condition of Premises.  Landlord shall perform the work on the Premises necessary to construct office space and warehouse space as shown on the Space Plan, with all such work to be in accordance with the Space Plan Documents (hereinafter defined) as approved and finalized by Landlord and Tenant pursuant to Section 5.4 below (collectively, the “Landlord’s Work”).  Tenant acknowledges that neither Landlord nor Agent, nor any representative of Landlord, has made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant’s intended use.  Landlord represents and warrants that, upon the Commencement Date, the Premises shall comply with all laws, statutes, ordinances, and governmental rules, regulations, guidelines, orders, and decrees of general applicability now affecting or relating to the Premises or the use thereof, including, without limitation the Americans with Disabilities Act of 1990 and the Williams-Steiger Occupational Safety and Health Act (the “Applicable Laws”); except for Applicable Laws relating to, or resulting from, (i) Tenant’s particular use of the Premises; (ii) Tenant’s Work (as hereinafter defined); or (iii) any other alterations or additions made by Tenant to the Premises.

5.2.         Commencement.  Landlord shall use reasonable efforts to complete Landlord’s Work prior to November 15, 2006.  Landlord shall not be liable to Tenant if Landlord does not deliver possession of the Premises to Tenant on the Commencement Date or provide access to the Premises on or prior to the Commencement Date for purposes of the Tenant’s Work (as hereinafter defined).  For every day following November 16th that the Landlord has not completed Landlord’s Work and made the entire Premises available to Tenant, Tenant shall be entitled to a delay in Rent Commencement until Tenant occupancy is granted.  The delay in Lease and Rent Commencement shall in no way be linked to or dependent upon demising the Premises or separation/submetering of utilities.  Landlord and Tenant shall cooperate in getting the Landlord’s Work accomplished as soon as practical.

5.3.         Tenant’s Work.  In the event Tenant desires to perform any work in order to prepare the Premises for Tenant’s occupancy, such work shall be completed in accordance with plans and specifications submitted to and approved by Landlord, and Tenant shall perform all such work at Tenant’s sole cost and expense (collectively, the “Tenant’s Work”).  Landlord shall permit Tenant and Tenant’s agents or independent contractors to enter the Premises prior to the Commencement Date for the limited purpose of allowing Tenant to conduct and install Tenant’s Work.  Such entry by Tenant shall be subject to the condition that (i) Tenant shall maintain, in full force and effect, the insurance policy or policies required under the Lease; and (ii) Tenant shall pay for any utilities required solely by Tenant in connection with Tenant’s access to the Premises.  Tenant agrees that any such entry into the Premises for the limited purposes of the Tenant’s Work shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease, except as to the covenant to pay Rent.  Tenant further agrees that to the extent permitted by law, Landlord and its principals shall not be liable in any way for any injury or death to any person or persons, loss or damage to any of Tenant’s Property (as hereinafter defined) or installations made in the Premises or loss or damage to property placed therein prior to the Commencement Date, the same being at Tenant’s sole risk, except that Landlord (and not its principals) may be liable to Tenant but only to the extent of its willful misconduct or gross negligence.  All of the foregoing shall be subject to Landlord’s reasonable approval.  Such access shall be subject to scheduling by Landlord, but Landlord shall make reasonable efforts to comply with Tenant’s schedule for such work.

5.4.         Tenant Improvement Allowance.  Landlord shall reimburse Tenant up to the amount of the Tenant Improvement Allowance, provided that Landlord may withhold the amount of $10,000.00 to  ensure completion of filling the existing pit on the Premises.  Tenant’s preliminary architectural/construction/space plan documents, prepared by Tenant or contracted for directly by Tenant (the “Space Plan Documents”), have been provided to Landlord, and Tenant has obtained cost estimates to construct Tenant’s Work pursuant to the Space Plan Documents (the “Estimated Construction Costs”).  Within fifteen (15) days after the Date of Lease, Tenant shall submit to Landlord two (2) copies of the complete plans and specifications (the “Tenant’s Plans”) for the work outlined in the Space Plan Documents.

Tenant’s Plans shall include the Landlord’s Work and any additional work to be completed by Tenant (the “Tenant’s Work”).  Within five (5) days after Landlord’s receipt of Tenant’s Plans, Landlord shall notify Tenant of any failures of the Tenant’s Plans to meet with Landlord’s approval.  Tenant shall, within five (5) days after receipt of any such notice, cause the Tenant’s Plans to be revised to the extent necessary to obtain Landlord’s approval and to be resubmitted for Landlord’s approval.  Both Landlord and Tenant acknowledge and agree that revisions to Tenant’s Plans must be reasonable in the context of meeting the needs of Tenant’s operations in the Premises.  When Landlord has approved the original or revised Tenant’s Plans, Landlord shall initial and return one (1) set of approved Tenant’s Plans (the “Approved Plans”) to Tenant within two (2) days of such approval.  Tenant shall not commence Tenant’s Work until Landlord has approved Tenant’s Plans, which approval shall not be unreasonably withheld.

If the Estimated Construction Costs are greater than the Tenant Improvement Allowance, Tenant shall be responsible for such excess amount, or at its option, Tenant may reduce the scope of the Space Plan Documents to reduce the Estimated Construction Costs.  Any additional improvement work required by Tenant, or change orders that increase the cost of Landlord’s Work or the Estimated Construction Costs, or actual and direct costs of build out of Tenant’s Plans, in excess of the Tenant Improvement Allowance, shall be the sole financial responsibility of the Tenant (“Tenant’s Cost of Construction”).  In consideration of the $50,000.00 for the Tenant Improvement Allowance, in addition to the other work contemplated, Tenant shall be responsible, but shall have no liability, for permanently filling and closing the area known as the pit; subject to the indemnification provisions in Section 17 below.

6.             SUBORDINATION; NOTICES TO SUPERIOR LESSORS AND MORTGAGEES; ATTORNMENT.

6.1.         Subordination.  This Lease and Tenant’s rights to the Premises shall be subject and subordinate at all times to any mortgage or deed of trust that may now exist or hereafter be placed upon, and encumber, any or all of the Property or all or any portion of Landlord’s interest or estate in any of said items.  Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated to any such mortgage or deed of trust liens to this Lease.  Tenant shall execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents evidencing the subordination of this Lease to any such mortgage or deed of trust, subject to the terms and conditions of this Section 6.1.  Notwithstanding anything to the contrary contained in the Lease, the subordination of Tenant’s rights under the Lease to any future mortgage, deed of trust or other security instrument constituting a lien on the Premises or Landlord’s interest therein shall be conditioned upon Tenant’s receipt of a commercially reasonable non-disturbance agreement from the holder of such instrument and Landlord agrees to use reasonable efforts in obtaining such a non-disturbance agreement from the holder of any such future instrument.  Landlord agrees to use its best efforts to furnish Tenant with a Subordination, Non-Disturbance and Attornment Agreement (the “SNDA”) in form reasonably acceptable to Tenant, executed by Landlord’s current lender, by no later than the Commencement Date.

6.2.         Estoppel Certificates.  Tenant agrees, from time-to-time and within fifteen (15) days after request by Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating such matters pertaining to this Lease as may be reasonably requested by Landlord.  Failure by Tenant to timely execute and deliver such certificate shall constitute an acceptance of the Premises and acknowledgment by Tenant that the statements included therein are true and correct without exception. Landlord and Tenant intend that any statement delivered pursuant to this section may be relied upon by any prospective purchaser or mortgagee of the Property or of any interest therein or any other Landlord designee.

6.3.         Transfer for Landlord.  In the event of a sale or conveyance by Landlord of the Property at any time during the Term, the same shall operate to release Landlord from any liability for any of the covenants or conditions, express, or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to Landlord’s successor in interest with respect thereto and agrees to attorn to such successor upon the written assumption of all such obligations of Landlord by Landlord’s successor in interest and written notice thereof to Tenant.  Notwithstanding the foregoing, Tenant shall only attorn to the successor Landlord to the extent that such successor fully assumes any and all obligations of Landlord under the terms of this Lease arising on and after the assignment.

7.             QUIET ENJOYMENT.  Subject to the provisions of this Lease, so long as Tenant pays all of the Rent and performs all of its other obligations hereunder, Tenant shall not be disturbed in its possession of the Premises by Landlord, Agent or any other person lawfully claiming through or under Landlord.  Notwithstanding the foregoing, however, Tenant acknowledges and agrees that Landlord shall have the right to use portions of the Common Areas (inclusive of the roof of the Building) for such purposes and uses as are permitted under this Lease.

8.             ASSIGNMENT, SUBLETTING AND MORTGAGING.

8.1.         Prohibition.  Tenant acknowledges that this Lease and the Rent due under this Lease have been agreed to by Landlord in reliance upon Tenant’s reputation and creditworthiness and upon the continued operation of the Premises by Tenant for the particular use set forth in Section 4 above; therefore, Tenant shall not voluntarily or by operation of law: (a) assign or otherwise transfer this Lease; (b) sublet the Premises or any part thereof, or allow the same to be used or occupied by anyone other than Tenant; or (c) mortgage, pledge, encumber, or otherwise hypothecate this Lease or the Premises, or any part thereof, in any manner whatsoever, without in each instance obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Landlord shall not be deemed to be unreasonable in withholding its consent to any proposed assignment or subletting if:  (i) in the reasonable judgment of Landlord the transferee is of a character or is engaged in a business which is not in keeping with the standards of Landlord for the Building; (ii) in the reasonable judgment of Landlord any purpose for which the transferee intends to use the Premises is not in keeping with the standards of Landlord for the Building; provided in no event may any purpose for which transferee intends to use the Premises be in violation of this Lease; (iii) the portion of the Premises subject to any subletting is not regular in shape with appropriate means of entering  and exiting, including adherence to Applicable Laws, or is not otherwise suitable for the normal purposes associated with such a subletting;(iv) the proposed assignee does not have net worth equal to or greater than Tenant’s net worth as of the date of this Lease, subject to adjustment in the same percentage proportion as the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for Urban Wage Earners and Clerical Workers in Milwaukee Wisconsin; (v) any Event of Default on the part of Tenant has occurred and is continuing beyond any applicable cure period.  Any purported assignment, mortgage, transfer, pledge or sublease made without the prior written consent of Landlord shall be absolutely null and void.  No assignment of this Lease shall be effective and valid unless and until the assignee executes and delivers to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee’s assumption of all obligations of Tenant hereunder.  Any consent by Landlord to a particular assignment, sublease or mortgage shall not constitute consent or approval of any subsequent assignment, sublease or mortgage, and Landlord’s written approval shall be required in all such instances.  No consent by Landlord to any assignment or sublease shall be deemed to release Tenant from its obligations hereunder and Tenant shall remain fully liable for performance of all obligations under this Lease.

8.2.         Rights of Landlord.  If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant or a Permitted Transferee (hereinafter defined), whether or not in violation of this Lease, Landlord or Agent may (without prejudice to, or waiver of its rights), collect Rent from the assignee, subtenant or occupant.  Landlord or Agent may apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Section 8.

8.3.         Transfers of Control.  The provisions of Section 8.1(a) shall apply to a transfer of a majority of the voting membership of Tenant or to any other change in voting control of Tenant (if Tenant is a corporation), or to a transfer of a majority (i.e. greater than 50% interest) of the general partnership or membership interests in Tenant (if Tenant is a partnership or a limited liability company) or to any comparable transaction involving any other form of business entity, whether effectuated in one or more transactions, as if such transfer were an assignment of this Lease unless the successor entity has a net worth greater than or equal to Tenant’s net worth as of the date of this Lease, subject to adjustment in the same percentage proportion as the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for Urban Wage Earners and Clerical Workers in Milwaukee Wisconsin.

8.4.         Permitted Transfers.  Notwithstanding anything contained in this Section 8 to the contrary,

8.4.1.      Tenant shall be permitted to assign this Lease or sublet any or all of the Premises to a Permitted Transferee.  In the case of an assignment to, and an assumption by, a Permitted Transferee, Tenant shall not be released from its obligations under this Lease and shall remain liable for performance of any or all of such obligations from and after the effective date of this Lease for the remaining Term then in effect.  For purposes of this Section 8.4, a “Permitted Transferee” shall include any person(s) or entity who acquires (subject to the provisions of Section 8.3), controls, is controlled by or is under common control with Tenant or any subsidiary or affiliate thereof; provided that before such assignment shall be effective, (a) said Permitted Transferee shall assume, in full, the obligations of Tenant under this Lease, (b) Landlord shall be given written notice of such transfer and assumption as soon as possible and subject to applicable securities laws and confidentiality agreements under which Tenant is bound, and (c) the use of the Premises by the Permitted Transferee shall be the same use as set forth in Section 1.8 above.  For purposes of this paragraph, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management, affairs and policies of anyone, whether through the ownership of voting securities, by contract or otherwise.  Tenant shall in all events remain liable for its obligations hereunder notwithstanding any assignment to a Permitted Transferee.

8.4.2.      Tenant may from time to time sublet any or all of the Premises to one or more Permitted Transferees with Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, and without any right by Landlord to recapture any rent paid to Tenant by such Permitted Transferees.

9.             COMPLIANCE WITH APPLICABLE LAWS.

9.1.         Compliance with Applicable Laws.  Tenant shall, at its sole expense (regardless of the cost thereof), comply with all Applicable Laws pertaining to the Premises and Tenant’s use and occupancy thereof, excepting those Applicable Laws Landlord shall be required to comply with in connection with those matters set forth in Sections 13.2, 18.1 and/or 19 hereof.  If any license or permit is required for the conduct of Tenant’s business in the Premises, Tenant, at its expense, shall procure such license prior to the Commencement Date, and shall maintain such license or permit in good standing throughout the Term.  Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any Applicable Laws or requirement of any governmental or administrative authority with respect to either or both of the Premises and the use or occupation thereof. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether Landlord is a party thereto or not, that any such Applicable Laws pertaining to the Premises has been violated, shall be conclusive of that fact as between Landlord and Tenant.

9.2.         Hazardous Materials.  If during the Term (or any extension thereof) any Hazardous Material (defined below) is generated, transported, stored, used, treated or disposed of at, to, from, on or in either or both of the Premises and the Property by, or as a result of any act or omission of Tenant and any or all of Tenant Indemnified Parties (defined below):

(i)            Tenant shall, upon request, promptly provide Landlord or Landlord’s Agent with copies of all communications, permits or agreements with, from or issued by any federal, state or local agency relating in any way to the presence, release, threat of release, or placement of Hazardous Materials on or in the Premises or any portion of the Property, or the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises, of any Hazardous Materials;

(ii)           Landlord, Agent and their respective agents and employees shall have the right to enter the Premises and conduct appropriate tests for the purposes of ascertaining Tenant’s compliance with all Environmental Laws (defined below) relating to the Premises and the Property provided Landlord submits prior written notice; and

(iii)          Upon written request by Landlord or Agent, Tenant shall provide Landlord with the results of reasonably appropriate tests of air, water or soil to demonstrate that Tenant complies with all Environmental Laws relating to the Premises and the Property; provided, however that unless Landlord in good faith believes that Tenant is actually not in compliance with Environmental Laws or unless Tenant is in default under this Lease, Tenant shall not be required to perform such tests more than once during any term or extension term of this lease.  Tenant covenants to investigate, clean up and otherwise remediate any release of Hazardous Materials caused, or created by  (A) Tenant and/or (B) Tenant’s officers, directors, invitees, agents, employees, contractors or representatives and their respective successors and assigns (“Tenant Indemnified Parties”) during the Term; provided, however, that Tenant shall have no liability for filling the pit pursuant to Section 5.4 of this Lease unless Tenant negligently disposes of Hazardous Materials in connection therewith, or for any release of Hazardous Materials occurring prior to the Commencement of the Lease, nor shall Tenant have any liability for any violation of Environmental Laws caused by Landlord or any prior Tenant owned in whole or in part by Landlord prior to Commencement of the Lease or any third-party Tenant that is not a sublessee or assignee of Tenant after Commencement of the Lease, or any hazardous materials contained on the property prior to Commencement of the Lease, as identified in a Phase I Report to be obtained by Tenant within thirty (30) days of Commencement of the Lease.  Such investigation and remediation shall be performed only after Tenant has obtained Landlord’s prior written consent; provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining such consent provided Tenant is acting reasonably and in good faith and promptly notifies Landlord of such actions.  All remediation shall be performed in strict compliance with Environmental Laws and to the reasonable satisfaction of Landlord.  Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord’s written consent (which consent may not be unreasonably withheld).  Tenant shall afford Landlord the reasonable opportunity to participate in any such proceedings.

(iv)          Tenant shall comply with all Environmental Laws in connection with its use and occupancy of the Premises.

(v)           Tenant shall be permitted to use and store those Hazardous Materials, as defined below, that are used in the normal course of Tenant’s business in the Premises, so long as such Hazardous Materials are used and stored in compliance with all Environmental Laws.

9.3.         Definitions.

9.3.1.      The “Environmental Laws” shall mean any current or future statute, law, regulation, ordinance, governmental approval, injunction, judgment, order, consent decree, or other requirement of any governmental authority pertaining to (a) the protection of health, safety, and indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, exposure to, or pollution by any Hazardous Materials or (e) pollution (including any release or threatened release to air, land, surface water, groundwater and building materials), and includes, without limitation, CERCLA (defined below), RCRA (defined below), the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq., the Clean Air Act of 1966, as amended, 42 U.S.C. § 7401 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. § 2601 et seq., Hazardous Materials

Transportation Act, 49 U.S.C. § 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651 et seq., Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. § 111001 et seq., National Environmental Policy Act of 1969, 42 U.S.C. § 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. § 300(f) et seq., and any comparable state or municipal statute, law, regulation, ordinance, rule, regulation, order, policy, or directive issued thereunder.

9.3.2.                  “Hazardous Materials” means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), or the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), as amended (“RCRA”), or any other federal, state or local law, ordinance, rule or regulation applicable to the Property, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCB’s), radon gas, urea formaldehyde, asbestos, or lead.

10.                               INSURANCE.

10.1.                     Insurance to be Maintained by Landlord.  Landlord shall maintain (a) special perils property insurance covering the Property (at its full replacement cost), but excluding Tenant’s Property, and (b) commercial general public liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Property and otherwise resulting from any acts and operations of Landlord, its agents and employees, and (c) rent loss insurance, all of the above with limits that are required by any lender(s) of Landlord, or as are otherwise reasonably determined by Landlord.  The policy described in Section 10.1(b) shall name Tenant and any Permitted Transferee as additional insureds and shall be issued by an insurance company with a rating equivalent or better than required of Tenant pursuant to Section 10.2(b) below and satisfy the requirements of Section 10.2(c) and (d) but substituting “Landlord” for “Tenant” or “Tenant” for “Landlord” as the context requires.  Landlord will provide Tenant prior to the Commencement Date with a Certificate of Insurance, in a form reasonably acceptable to Tenant.

10.2.                     Liability Insurance.  Tenant shall purchase at its own expense and keep in force during this Lease, a policy or policies of (i) commercial general liability insurance, including personal injury and property damage, in the amount of not less than $1,000,000.00 per occurrence and $2,000,000.00 annual general aggregate per location, and comprehensive automobile liability insurance covering Tenant against any losses arising out of liability for personal injuries or deaths of persons and property damage occurring in or about the Premises and Property, and (ii) special perils property insurance covering Tenant’s Property (and damage to other property resulting from any acts or operations of Tenant), or if either coverage is not in effect when needed, such other similar coverage as is then in effect.  Said policies shall (a) name Landlord, Agent, and any party holding an interest to which this Lease may be subordinated as additional insureds, (b) be issued by an insurance company with a Best rating of A-X or better and otherwise reasonably acceptable to Landlord and licensed to do business in the state in which the Property is located, (c) provide that said insurance shall not be canceled or materially modified unless 30 days’ prior written notice shall have been given to Landlord, (d) provide coverage on an occurrence basis; (e) provide coverage for the indemnity obligations of Tenant under this Lease; (f) contain a severability of insured parties provision and a cross liability endorsement; (g) be primary, not contributing with, and not in excess of, coverage that Landlord may carry; (h) include a hostile fire endorsement; and (i) otherwise be in such form and include such coverages as Landlord may reasonably require.  Said policy or policies or, at Landlord’s option, Certificate of Insurance, in a form reasonably acceptable to Landlord, evidencing said policies, shall be delivered to Landlord by Tenant upon commencement of the Lease and renewals thereof shall be delivered within 10 days after binding said insurance policy.    Additionally, Tenant shall name Landlord as an additional insured on Tenant’s policy of premise liability under its casualty/property insurance policy.

10.3.                     Waiver of Subrogation.  To the extent permitted by law, and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other for (a) damages to property, (b) damages to all or any portion of either or both of the Premises and the Property, or (c) claims arising by reason of the foregoing, to the extent such damages and claims are insured against or required to be insured against by Landlord or Tenant under this Lease. This provision is intended to waive, fully and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation by any insurance carrier.  The coverage obtained by each party pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this section.

11.                               ALTERATIONS.

11.1.                     Procedural Requirements.  Tenant may, from time to time, at its expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as “Alterations”), provided that Tenant first obtains the written consent of Landlord in each instance.  Landlord’s consent to Alterations shall not be unreasonably withheld, provided that:  (a) the Alterations are non-structural and the structural integrity of the Property shall not be affected; (b) the Alterations are to the interior of the Premises; (c) the proper functioning of the mechanical, electrical, heating, ventilating, air-conditioning (“HVAC”), sanitary and other service systems of the Property shall not be affected and the usage of such systems by Tenant shall not be increased; (d) the Alterations have no adverse effect on other leased premises in the Property; (e) Tenant shall have appropriate insurance coverage, reasonably satisfactory to Landlord, regarding the performance and installation of the Alterations; (f) the Alterations shall conform with all other requirements of this Lease; and (g) Tenant shall have provided Landlord with reasonably detailed plans (the “Alteration Plans”) for such

Alterations in advance of requesting Landlord’s consent.  Notwithstanding the foregoing, Tenant, at its cost and expense, may make non-structural Alterations to the interior of the Premises if:  (i) the cumulative cost of making such alterations or improvements is less than $25,000; (ii) Tenant delivers to Landlord written notice describing the proposed Alterations with particularity, and provides to Landlord copies of any plans and specifications for the Alterations; and (iii) on the Termination Date, Tenant surrenders the part of the Premises altered or improved in as good a condition as on the date that Tenant accepts the Premises.  Tenant shall deliver to Landlord a report of all non-structural Alterations to the interior of the Premises over $10,000 but below $25,000.

Additionally, before proceeding with any Alterations, Tenant shall (i) at Tenant’s expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations; (ii) submit to Landlord or Agent, for Landlord’s written approval where required, working drawings of the Alteration Plans and all permits for the work to be done and Tenant shall not proceed with such Alterations until it has received said approval; and (iii) cause those contractors, materialmen and suppliers engaged to perform the Alterations to deliver to Landlord certificates of insurance (in a form reasonably acceptable to Landlord) evidencing policies of commercial general liability insurance (providing the same coverages as required in Section 10.2(i)) and workers compensation insurance.  Such insurance policies shall satisfy the obligations imposed under Section 10.2(a) through (d), (f), (g), (h) and (i).  After obtaining Landlord’s approval to the Alterations, Tenant shall give Landlord at least five days’ prior written notice of the commencement of any Alterations at the Premises, and Landlord may elect to record and post notices of non-responsibility at the Premises.

11.2.                     Performance of Alterations.  Tenant shall cause Tenant’s Work and the Alterations to be performed in compliance with all Applicable Laws and with Landlord’s reasonable rules and regulations or any other restrictions that Landlord or Agent may impose on Tenant’s Work and the Alterations.  Tenant shall cause Tenant’s Work and the Alterations to be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the standards for the Property established by Landlord or Agent.  Tenant shall obtain all necessary permits and certificates for final governmental approval of Tenant’s Work and the Alterations and shall provide Landlord with “as built” plans, copies of all construction contracts, governmental permits and certificates and proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers.

11.3.                     Lien Prohibition.  Tenant shall pay when due all claims for labor and material furnished to the Premises in connection with Tenant’s Work or the Alterations.  Tenant shall not permit any mechanics or materialmen’s liens to attach to the Premises or the Property.  Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within 30 days after the filing thereof; or, if acceptable to Landlord, in its reasonable determination, Tenant may procure (for Landlord’s benefit) a bond or other protection against any such lien or encumbrance.  In the event Tenant has not so performed within the time allotted and if Landlord has given notice to Tenant and following fifteen (15) days after such notice Tenant has failed to perform, Landlord may, at its option, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord, on demand and as Additional Rent under this Lease, for all costs and expenses incurred in connection therewith, together with interest thereon at the rate set forth in Section 22.3, which expenses shall include reasonable fees of attorneys of Landlord’s choosing, and any costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises or the Property.  Landlord agrees to promptly notify Tenant of any mechanics or materialmen’s liens filed against the Premises or the Property for which Tenant is responsible under this Lease to the extent Landlord is advised of the same in writing.

12.                               LANDLORD’S AND TENANT’S PROPERTY.

12.1.                     Landlord’s Property.  Subject to Section 12.2, all fixtures, machinery, equipment, improvements and appurtenances including, without limitation, all of Tenant’s Work and the Alterations if any, attached to, or built into, the Premises at the commencement of, or during the Term, whether or not placed there by or at the expense of Tenant, shall become and remain a part of the Premises; shall be deemed the property of Landlord (the “Landlord’s Property”), without compensation or credit to Tenant; and shall not be removed by Tenant at the Expiration Date unless Landlord requests their removal at time of giving consent to alteration.  Further, any personal property in the Premises on the Commencement Date, movable or otherwise, unless installed and paid for by Tenant, shall be and shall remain the property of Landlord and shall not be removed by Tenant unless Landlord requests their removal at time of giving consent to alteration.  In no event shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent:  any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment, fencing or security gates, or other similar building operating equipment and decorations.

12.2.                     Tenant’s Property.  All movable non-structural partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment that are installed in the Premises by, or for the account of, Tenant and without expense to Landlord and that can be removed without structural damage to the Property, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, the “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term, provided Tenant repairs or pays the cost of repairing any damage to the Premises or to the Property resulting from the installation and/or removal thereof.  At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant’s Property and any Alterations (except such items thereof as constitute Landlord’s Property; or as Landlord shall have expressly permitted, in writing, to remain, which property shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Property resulting from any installation and/or removal of Tenant’s Property.  Any other items of Tenant’s Property that shall remain in the Premises after the Expiration Date, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord’s sole and absolute discretion and without accountability, at Tenant’s expense.

13.                               REPAIRS AND MAINTENANCE.

13.1.                     Tenant Repairs and Maintenance.  Tenant shall, at its expense, throughout the Term, maintain and preserve, in the condition the Premises was delivered to Tenant on the Commencement Date (subject to normal and customary wear and tear and damages and repairs that are the obligations of Landlord), the Premises and the fixtures and appurtenances therein (including, but not limited to, the Premises’ plumbing and HVAC systems, all doors, overhead or otherwise, glass and levelers located in the Premises or otherwise available in the Property for Tenant’s sole use); and excluding, however, those components of the Premises for which Landlord is expressly responsible under Section 13.2.  Tenant shall maintain a contract for the maintenance and servicing (not less than two times per calendar year) of the HVAC systems serving the Premises (the “HVAC Contract”).  Tenant shall also be responsible for all costs and expenses incurred to perform any and all repairs and replacements (whether structural or non-structural; interior or exterior; and ordinary or extraordinary), in and to the Premises and the Property and the facilities and systems thereof, if and to the extent that the need for such repairs or replacements arises directly or indirectly from (a) the performance or existence of any Alterations, (b) the improper installation, use or operation of Tenant’s Property in the Premises, (c) the moving of Tenant’s Property in or out of the Property, or (d) any intentional act, willful omission, misuse, or negligence of Tenant, any of its subtenants, or others entering into the Premises by act or omission of Tenant or any subtenant.  Any repairs or replacements required to be made by Tenant to any or all of the structural components of the Property and the mechanical, electrical, sanitary, HVAC, or other systems of the Property or Premises shall be performed by appropriately licensed contractors approved by Landlord, which approval shall not be unreasonably withheld.  All such repairs or replacements shall be subject to the supervision and control of Landlord, and all repairs and replacements shall be made with materials of equal or better quality than the items being repaired or replaced.

13.2.                     Landlord Repairs and Maintenance.  Notwithstanding anything to the contrary herein, Landlord shall repair, replace and restore the foundation, exterior and interior load-bearing walls, sprinkler system, roof structure and roof covering, and other structural systems of the Building, as well as the parking areas and Common Areas on the Property; provided, however, that in the event that any such repair, replacement or restoration is necessitated by any or all of the matters set forth in Sections 13.1(a), (b), (c) or (d) (collectively, “Tenant Necessitated Repairs”), then Tenant shall be required to reimburse Landlord for all costs and expenses that Landlord incurs in order to perform such Tenant Necessitated Repairs, and such reimbursement shall be paid, in full, within 30 days after Landlord’s delivery of demand therefor with reasonable supporting documentation for the amount of the reimbursement.  Landlord agrees to commence the repairs, replacements or restoration described in this Section 13.2 within a reasonable period of time after receiving from Tenant written notice of the need for such repairs, which period shall not exceed thirty (30) days (subject to extension pursuant to Section 17.3 below) except that in cases of an emergency to persons or property, Landlord shall repair, replace or restore its Property promptly upon receipt of written notice from Tenant.  Lawn maintenance and snow removal shall be performed pursuant to the terms of Section 3.1.1.

14.                               UTILITIES.  Tenant shall purchase all utility services from the utility or municipality providing such service; shall provide for scavenger, cleaning and extermination services; and shall pay for such services when payments are due.  Tenant shall be solely responsible for the repair and maintenance of any meters necessary in connection with such services.  Tenant’s use of electrical energy in the Premises shall not, at any time, exceed the capacity of either or both of (i) any of the electrical conductors and equipment in or otherwise servicing the Premises; and (ii) the HVAC systems of either or both of the Premises and the Property.  To the extent Tenant fails to pay its utility bills, Landlord may, but without any obligation to do so hereunder, pay such bills and recover payment thereof as Additional Rent due hereunder from Tenant.

15.                               INVOLUNTARY CESSATION OF SERVICES.  Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder, to stop service of the HVAC, electric, sanitary, elevator (if any), or other systems serving the Premises, or to stop any other services required by Landlord under this Lease, whenever and for so long as may be necessary by reason of (i) accidents, emergencies, strikes, or the making of repairs or changes which Landlord or Agent in good faith deems necessary or (ii) any other cause beyond Landlord’s reasonable control.  Further, it is also understood and agreed that Landlord or Agent shall have no liability or responsibility for a cessation of services to the Premises or to the Property that occurs as a result of causes beyond Landlord’s or Agent’s reasonable control, subject to the provisions of the Force Majeure language in Section 17.3 below.  No such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord or Agent liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease, including, but not limited to, the obligation to pay Rent, unless Tenant is unable  to operate its business for a period in excess of seventy-two (72) hours or as a result of the gross negligence or willful misconduct of Landlord, in which event there shall be an abatement of all rent hereunder while Tenant is unable to operate its business.

16.                               LANDLORD’S RIGHTS.  Landlord, Agent and their respective agents, employees and representatives shall have the right to enter and/or pass through the Premises at any time or times during Tenant’s normal business hours (except in the event of emergency) upon reasonable prior notice, which shall not be less than 24 hours (a) to examine and inspect the Premises and to show them to actual and prospective lenders, prospective purchasers or mortgagees of the Property or providers of capital to Landlord and its affiliates; and (b) to make such repairs, alterations, additions and improvements in or to all or any portion of either or both of the Premises and the Property, or the Property’s facilities and equipment as Landlord is required or desires to make; provided, however, Landlord shall give Tenant a minimum of five (5) days prior notice (except in the event of emergency) before performing any work described in the proceeding subclause (b).  Landlord and Agent shall be allowed to take all materials into and upon the Premises that may be required in connection with any repairs, alterations, additions or improvements, without any liability to Tenant and without any reduction or modification of Tenant’s covenants and obligations hereunder; provided, however, that Landlord shall avoid unreasonable interference with Tenant’s business operations and Tenant’s occupancy and use of the Premises .  During the period of six months prior to the Expiration Date (or at any time, if Tenant has vacated or abandoned the Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants.  Additionally, Landlord and Agent shall have the following rights with respect to the Premises, exercisable without notice to Tenant, without liability to Tenant, and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent:  (i) to designate and approve, prior to installation, all types of signs; (ii) to have pass keys, access cards, or both, to the Premises, which pass keys and access cards will only be used during normal business hours or in the case of an emergency; and (iii) to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises for more than 30 consecutive days or with no intention of reoccupying the Premises.

17.                               NON-LIABILITY AND INDEMNIFICATION.

17.1.                     Non-Liability.  Except as may be expressly provided in this Lease, including Landlord’s liability under Section 22.5, and except for loss, injury, or damage caused solely by the willful misconduct or negligent acts of Landlord, its employees, contractors, or agents, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant for any loss, injury, or damage, to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss.  Further, except as may be expressly provided in this Lease, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant (a) for any damage caused by other tenants or persons in, upon or about the Property, or caused by operations in construction of any public or quasi-public work; (b) with respect to matters for which Landlord is liable, for consequential or indirect damages purportedly arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant;  or (c) for injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Property, or from the pipes, appliances or plumbing work of the same.

17.2.                     Indemnification.  Except for Losses (defined below) caused by the negligent acts or willful misconduct of any of the Tenant Indemnified Parties, Landlord hereby indemnifies, defends, and holds the Tenant and its officers, directors, agents invitees, employees and contractors and all of their respective successors and assigns (the “Tenant Indemnified Parties”) harmless from and against any and all Losses suffered or incurred by Tenant, the Tenant Indemnified Parties and their respective successor and assigns, in connection with or arising from, or occasioned wholly or in part by, any negligent act or willful misconduct of Landlord, its agents, contractors or employees occurring on or about the Property and the Premises and including any actions necessary to protect Tenant’s interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code involving Landlord or any Landlord Indemnified

Party, and any violation or alleged violation by Landlord and/or any Landlord  Indemnified Parties or any Tenant of the Property and Premises prior to the date of this Lease (a “Predecessor Tenant”), of any Applicable Law including, without limitation, any Environmental Law; (f) any breach of the provisions of Section 9 by any or all of Landlord, and/or any Landlord Indemnified Parties or Predecessor Tenants partly or wholly owned by Landlord with respect to the Premises or the Property prior to the Term; (g) claims for work or labor performed or materials supplied or furnished to or at the request of Landlord and/or any Landlord Indemnified Parties; The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (whether direct or indirect, known or unknown, foreseen or unforeseen), penalties, fines, liabilities, losses of every kind and nature, suits, administrative proceedings, costs and fees, including, without limitation, reasonable attorneys’ and consultants’ fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. Tenant hereby indemnifies, defends, and holds Landlord, Landlord’s officers, directors, agents, invitees, employees and contractors and all of their respective successors and assigns (the “Landlord Indemnified Parties”) harmless from and against any and all Losses suffered or incurred by Landlord, the Landlord Indemnified Parties and their respective successors and assigns arising from (a) the conduct or management of the Premises or any business therein, or any condition created by Tenant and/or any Tenant Indemnified Parties during the Term or during the period of time, if any, prior to the Commencement Date that Tenant is given access to the Premises; (b) any negligence or willful misconduct of Tenant and/or any Tenant Indemnified Parties; (c) any accident, injury or damage whatsoever (unless caused by Landlord’s negligence or intentional misconduct) occurring in, at or upon the Premises and caused by Tenant and/or any Tenant Indemnified Parties; (d) any actions necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code involving Tenant or any Tenant Indemnified Party; (e) any violation or alleged violation by Tenant and/or any Tenant Indemnified Parties of any Applicable Law including, without limitation, any Environmental Law; (f) any breach of the provisions of Section 9 by any or all of Tenant and/or any Tenant Indemnified Parties; (g) claims for work or labor performed or materials supplied or furnished to or at the request of Tenant and/or any Tenant Indemnified Parties; The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (whether direct or indirect, known or unknown, foreseen or unforeseen), penalties, fines, liabilities, losses of every kind and nature, suits, administrative proceedings, costs and fees, including, without limitation, reasonable attorneys’ and consultants’ fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. The provisions of this Section 17.2 shall survive the expiration or termination of this Lease.

17.3.                     Force Majeure.  Whenever a party is required to perform an act under this Lease by a certain time, such time shall be deemed extended so as to take into account events of “Force Majeure,” so long as notice of the specific event creating the Force Majeure and the estimated delay resulting from such event is provided to the other party within ten (10) days of such party having become aware of such event.  “Force Majeure” is any of the following events that prevents, delays, retards or hinders a party’s performance of its duties hereunder: act of God; fire; earthquake; flood; explosion; war; invasion; insurrection; riot; mob violence; sabotage; vandalism; inability to procure or general shortage of labor, equipment, facilities, materials or supplies in the open market; failure of transportation; strikes; lockouts; requisition; condemnation; governmental, civil, military or naval authorities; or any other cause not within such party’s control.  Notwithstanding anything in this Lease to the contrary, a party’s lack of, or inability to procure, monies to fulfill its commitments and obligations under this Lease shall not constitute Force Majeure.  Force Majeure shall not apply to the obligation to pay rent by Tenant.

18.                               DAMAGE OR DESTRUCTION.

18.1.                     Notification and Repair.  Tenant shall give prompt notice to Landlord and Agent of (a) any fire or other casualty to the Premises or the Property, and (b) any damage to or defect in any part or appurtenance of the Property’s sanitary, electrical, HVAC, elevator or other systems located in or passing through the Premises or any part thereof.  Subject to the provisions of Section 18.3 below, if either or both of the Property and the Premises is damaged by fire or other insured casualty, Landlord shall repair (or cause Agent to repair) the damage and restore and rebuild the Property and/or the Premises (except for Tenant’s Property) with reasonable dispatch after (x) notice to it of the damage or destruction and (y) the adjustment of the insurance proceeds attributable to such damage.  Subject to the provisions of Section 18.3 below, Tenant shall not be entitled to terminate this Lease and no damages, compensation or claim shall be payable by Landlord for purported inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Property pursuant to this Section.  Landlord (or Agent, as the case may be) shall use its diligent, good faith efforts to make such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Premises, but Landlord or Agent shall not be required to do such repair or restoration work except during normal business hours of business days.

18.2.                     Rental Abatement.  If (a) the Property is damaged by fire or other casualty thereby causing the Premises to be inaccessible or (b) the Premises are partially damaged by fire or other casualty, the Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.

18.3.                     Total Destruction.  If (a) the Property or the Premises shall be totally destroyed by fire or other casualty, or (b) the Premises are so damaged by fire or other casualty  that (in the reasonable opinion of a reputable contractor or architect designated by Landlord and approved by Tenant) their repair or restoration requires (i) the expenditure of more than 50% of the full insurable value of the Premises immediately prior to such casualty; (ii)  will require more than one hundred twenty (120) days, or (iii) the damage (x) is less than the amount stated in (i) above, but more than 10% of the full insurable value of the Property; and (y) occurs during the last two years of the Term, Landlord and Tenant shall each have the option to terminate this Lease (by so advising the other, in writing) within 10 days after said contractor or architect delivers written notice of its opinion to Landlord and Tenant, but in all events prior to the commencement of any restoration of the Premises or the Property by Landlord.  In such event, the termination shall be effective as of the date upon which either Landlord or Tenant, as the case may be, receives timely written notice from the other terminating this Lease pursuant to the preceding sentence.  If neither Landlord nor Tenant timely delivers a termination notice, this Lease shall remain in full force and effect.  If (A) any holder of a mortgage or deed of trust encumbering the Property or Landlord encumbering the Property (collectively, “Superior Parties”) or other party entitled to the insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises or the Property, or (B) the issuer of any special perils property insurance policies on the Property fails to make available to Landlord sufficient proceeds for restoration of the Premises or the Property, then Landlord may, at Landlord’s sole option, terminate this Lease by giving Tenant written notice to such effect within 5 days after Landlord receives notice from the Superior Party or insurance company, as the case may be, that such proceeds shall not be made available, in which event the termination of this Lease shall be effective as of the date Tenant receives written notice from Landlord of Landlord’s election to terminate this Lease; provided, however that if any portion of the Premises is tenantable, then Tenant shall be permitted to remain thereon until such time as Tenant can arrange for alternate rental property, such time not to exceed sixty (60) days.  For purposes of this Section 18.3 only, “full insurable value” shall mean replacement cost, less the cost of footings, foundations and other structures below grade.

19.                               EMINENT DOMAIN.  If the whole, or any substantial portion (equal to or more than 35%) of the Property is taken or condemned for any public use under any Applicable Laws or by right of eminent domain, or by private purchase in lieu thereof, and such taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate effective when the physical taking of said Premises occurs.  If less than a substantial portion of the Property is so taken or condemned, or if the taking or condemnation is temporary and includes less than thirty five percent (35%) of the property this Lease shall not terminate, but the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.  Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance, and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease.  Notwithstanding the foregoing, any compensation specifically awarded to Tenant for loss of business or goodwill, or for its personal property, shall be the property of Tenant.

20.                               SURRENDER AND HOLDOVER.  On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises as provided in this Lease, (a) Tenant shall quit and surrender the Premises to Landlord “broom-clean” and in good order, condition and repair, except for ordinary wear and tear and such repairs, damage or destruction as Landlord is required to repair or restore under this Lease, and (b) Tenant shall remove all of Tenant’s Property therefrom, except as otherwise expressly provided in this Lease.  The obligations imposed under the preceding sentence shall survive the termination or expiration of this Lease.  If any repairs are required to be performed by Tenant in, to or at the Premises (pursuant to the preceding sentence or any other applicable provision of this Lease) upon the expiration or termination of the Term, Tenant shall cause such repairs to be performed, to Landlord’s reasonable satisfaction, within 10 business days after the date on which this Lease is terminated or expired or as soon as practical thereafter.  If Tenant fails to timely comply with the preceding sentence, then Landlord shall have the right to cause the repairs to be performed, at Tenant’s expense, and all such expenses so incurred by Landlord shall bear interest (at the rate specified in the second sentence of Section 22.3) from the date the expense is incurred until the date paid, in full, by Tenant (inclusive of interest).  If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant’s right to possession: (i) Tenant shall be deemed a tenant-at-will; (ii) Tenant shall pay 150% of the aggregate of the Base Rent and Additional Rent last prevailing hereunder if Tenant holds over without Landlord’s written consent and if with Landlord’s consent, Tenant shall only pay the Base Rent and Additional Rent last prevailing hereunder; (iii) there shall be no renewal or extension of this Lease by operation of law; and (iv) the tenancy-at-will may be terminated upon sixty (60) days’ written notice from Landlord.  The provisions of this Section 20 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law.

21.                               EVENTS OF DEFAULT.

21.1.                     Bankruptcy .  It shall be a default by either party under this Lease if such party makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy or insolvency law, or an involuntary petition alleging an act of bankruptcy or insolvency is filed against such party under any state or federal bankruptcy or insolvency law that is not dismissed within 90 days, or whenever a petition is filed by or against (to the extent not dismissed within 90 days) such party under the reorganization provisions of the United States Bankruptcy Code or under the provisions of any law of like import, or whenever a petition shall be filed by the defaulting party  under the arrangement provisions of the United States Bankruptcy Code or similar law, or whenever a receiver of or for the property of the defaulting party shall be appointed, or such  admits it is insolvent or is not able to pay its debts as they mature.

21.2.                     Default Provisions.  Each of the following shall constitute a default under this Lease:

(a)  if Tenant fails to pay Rent or any other payment within seven (7) days after written notice from Landlord that the same is due; provided that Landlord shall not be obligated to give Tenant notice of late payments more than two (2) times in any twelve (12) month period, and on the third time a payment is late it shall be an immediate default without notice or grace period; or

(b)  if either party fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations  imposed upon such party under this Lease (other than the obligation to pay Rent) for a period of 30 days after delivery of written notice of such default under this Section 21.2(b); provided, however, that if the default cannot, by its nature, be cured within such 30 day period, but the defaulting party commences and diligently pursues a cure of such default promptly within the initial 30 day cure period, then the non-defaulting party shall not exercise its remedies under Section 22 unless such default remains uncured for more than 60 days after such written notice.

22.                               RIGHTS AND REMEDIES.

22.1.                     Cure Rights Upon Default .  If Tenant defaults in the performance of any obligation under this Lease, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account, and at the expense of, Tenant upon compliance with any notice requirements and cure periods set forth in Section 21.2.

22.2.                     Remedies Upon Default.  In the event of any default by Tenant under this Lease, the Landlord shall be entitled, at its option and subject to any applicable notice and cure period (as required pursuant to Section 21.2, but without additional notice or demand) and in addition to all other rights and remedies provided in this Lease, or otherwise at law or in equity: (a) terminate this Lease and Tenant’s right of possession of the Premises; or (b) Landlord may terminate Tenant’s right of possession of the Premises without terminating this Lease; provided, however, that Landlord shall use its reasonable efforts, whether Landlord elects to proceed under Subsections (a) or (b) above, to relet the Premises, or any part thereof for the account of Tenant, for such rent and term and upon such terms and conditions as are acceptable to Landlord; consistent with Landlord’s statutory duty to use reasonable efforts to mitigate damages.  In the event of the termination of this Lease pursuant to (a) above, Landlord shall be entitled to recover from the defaulting party (i) all damages and other sums that Landlord  is entitled to recover under any provision of this Lease or at law or in equity, including, but not limited to, in Landlord’s case, all fixed dollar amounts of Base Rent and Additional Rent accrued and unpaid for the period up to and including such termination date (ii) all other additional sums payable by Tenant or lost by Tenant, or for which the other party is liable, or in respect of which one party has agreed to indemnify the other under any of the provisions of this Lease, that may be then owing and unpaid; (iii) all costs and expenses (including, without limitation, court costs and attorneys’ reasonable fees) incurred by the non-defaulting party in the enforcement of its rights and remedies under this Lease; and (iv) any damages provable by Landlord as a matter of law including, without limitation, an amount equal to, in Landlord’s case, the Base Rent provided to be paid for the remainder of the Term (measured from the effective termination date of this Lease) and the projected costs and expenses of reletting the Premises (including the anticipated costs of repairs, alterations, improvements, additions, legal fees and brokerage commissions) as reasonably estimated by Landlord.  If Landlord elects to pursue its rights and remedies under Subsection (b) above, and Landlord fails to relet the Premises, then Tenant shall pay to Landlord  the accelerated amount of Base Rent and Additional Rent due under the Lease for the balance of the Term, discounted at a rate of 6% per annum.  In the event Landlord elects, pursuant to clause (b) of this Section 22.2, to terminate Tenant’s right of possession only, without terminating this Lease, Landlord may, at Landlord’s option, enter into the Premises, remove Tenant’s Property, Tenant’s signs and other evidences of tenancy, and take and hold possession thereof, as provided in Section 20 hereof; provided, however, that such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from Tenant’s obligation to pay the Base Rent and Additional Rent reserved hereunder for the full Term, or from any other obligation of Tenant under this Lease, subject to Landlord’s duty to mitigate damages.  Each party agrees that the non-defaulting party may file suit to recover any sums due hereunder  and that such suit or recovery of any amount due hereunder shall not be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of the non-defaulting party.  If Landlord elects to pursue its rights and remedies under

Subsection (b), then Landlord shall at any time have the further right and remedy to rescind such election and pursue its rights and remedies under Subsection (a).  Any and all property that may be removed from the Premises by Landlord pursuant to the authority of the Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and in no event or circumstance shall Landlord be responsible for the value, preservation or safekeeping thereof.  Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control.  Any such property of Tenant not retaken from storage by Tenant within thirty (30) days after the end of the Term, however terminated, shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as in a bill of sale, without further payment or credit by Landlord to Tenant.

22.3.                     Additional Rights.  Any and all costs, expenses and disbursements, of any kind or nature, incurred by either party in connection with the enforcement of any and all of the terms and provisions of this Lease, including reasonable attorneys’ fees (through all appellate proceedings), shall be due and payable upon entry of judgment.  All sums advanced by either party on account of a default by the other party under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord when due hereunder, shall bear interest at the rate of 5% per annum above the “prime” or “reference” or “base” rate (on a per annum basis) of interest publicly announced as such, from time to time, by National City Bank (the “Prime Rate”), from the due date thereof until paid, or at the maxim amount allowed by law, whichever is less, and subject to any applicable financing disclosure requirements  The various rights, remedies and elections of each party reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon either party by law or in equity.

22.4.                     Event of Bankruptcy.  In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if either party ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then “adequate assurance of future performance” by the bankrupt party and/or its assignee pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional (in the case of tenant) or a new (in the case of Landlord) security deposit in the amount of three times the then current Base Rent payable hereunder; subject to the rights of any bankruptcy trustee.

22.5.                     Landlord’s Defaults and Tenant’s Remedies.  In the event that Landlord shall at any time be in default in the observance or performance of any of the covenants and agreements required to be performed and observed by Landlord hereunder and any such default shall continue for a period of fifteen (15) days (or if such default is incapable of being cured in a reasonable manner within fifteen (15) days, such longer period as reasonably required to effect such cure, provided Landlord properly commences such cure and diligently pursues such cure to completion, but in any event within forty-five

(45) days) after written notice to Landlord, Tenant shall be entitled at its election, to exercise concurrently or successively, all remedies otherwise provided in this Lease and otherwise available in law or equity under the laws of the United States or the State in which the Property is located, including, without limitation, the right to bring suit for the collection of any amounts for which Landlord may be in default, or for the specific performance of any covenant or agreement devolving upon Landlord, without terminating this Lease.

23.                               BROKER.  Tenant covenants, warrants and represents that the Broker set forth in Section 1.9 was the only broker to represent Tenant in the negotiation of this Lease. Landlord covenants, warrants and represents that the Broker set forth in Section 1.9 was the only broker to represent Landlord in the negotiation of this Lease.  Landlord shall be responsible for paying the commission of the Broker (the “Broker Commission”).  Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder’s fees or claims therefor by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing.  The foregoing indemnification shall survive the termination of this Lease for any reason.

24.                               MISCELLANEOUS.

24.1.                     Merger.  All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties.  No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

24.2.                     Notices.  Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if personally delivered, or if sent by Federal Express or other comparable commercial overnight delivery service, addressed to the other party at the addresses set forth below (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made on the day so delivered or on the first business day after having been deposited with the courier service:

If to Landlord:

W.C. Bradley Co.
Attn:  Robert H. Wright, Jr.
Secretary
P.O. Box 140
Columbus, Georgia 31902

If to Tenant:

Magnetek, Inc.

Attn:  Peter M. McCormick

Executive Vice President and Chief Operating Officer

N49 W13650 Campbell Drive

Menomonee Falls, Wisconsin  53051

With Copy to:

Magnetek, Inc.

Attn:  General Counsel

N49 W13650 Campbell Drive

Menomonee Falls, Wisconsin  53051

24.3.                     Non-Waiver.  The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment of a future performance of any obligation under this Lease or of the right to exercise such election, and the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.  The receipt and acceptance by Landlord or Agent of Base Rent or Additional Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

24.4.                     Legal Costs.  Any party in breach or default under this Lease (the “Defaulting Party”) shall reimburse the other party (the “Nondefaulting Party”) upon demand for any legal fees and court (or other administrative proceeding) costs or expenses that the Nondefaulting Party reasonably incurs in connection with the breach or default, regardless of whether suit is commenced or judgment entered, but provided that the Nondefaulting party first follows procedures set forth herein with respect to notice and opportunity to cure any such default.  Such costs shall include reasonable legal fees and costs incurred for the negotiation of a settlement or enforcement of rights.  Furthermore, in the event of litigation, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys’ fees and costs, which sum shall be paid by the losing party. Each party shall pay the other party’s  reasonable attorneys’ fees incurred in connection with any  request for consent, including estoppel and attornment agreements, under provisions of this Lease governing assignment, subletting and security interests, or in connection with any other act which either party proposes to do and which requires execution of a legal document by the other party.

24.5.                     Parties Bound.  Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto.  Tenant hereby releases Landlord named herein from any obligations of Landlord for any period subsequent to the conveyance and transfer of Landlord’s ownership interest in the Property; provided that the Transferee executes an Assignment and Assumption Agreement, assuming full liability for all of Landlord’s obligations under the Lease arising on and after the date of the assignment.  In the event of such conveyance and transfer, Landlord’s obligations shall thereafter be binding upon each transferee (whether Successor Landlord or otherwise).  No obligation of Landlord shall arise under this Lease until the instrument is signed by, and delivered to, both Landlord and Tenant.

24.6.                     Recordation of Lease.  Tenant shall not record or file this Lease.  Upon request of either party, Landlord and Tenant shall execute a short form memorandum of this Lease in recordable form setting forth material terms and provisions of this Lease other than Rent.

24.7.                     Survival of Obligations.  Upon the expiration or other termination of this Lease, neither party shall have any further obligation nor liability to the other except as otherwise expressly provided in this Lease and except for such obligations as, by their nature or under the circumstances, can only be, or by the provisions of this Lease, are required to be performed after such expiration or other termination.

24.8.                     Governing Law; Construction.  This Lease shall be governed by and construed in accordance with the laws of the State of Wisconsin.  If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law.  The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation.  This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.  Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.  All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.  This Lease may be executed in counterpart and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

24.9.                     Time.  Time is of the essence for this Lease.  If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Property is located, then such time shall be deemed extended to the next business day that is not a holiday in Wisconsin.

24.10                                                                 Authority of Tenant  Tenant will provide reasonable evidence of signatory’s authority to bind Tenant contractually prior to execution of the Lease.

24.11                 Submission of Lease.  Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease.  This Lease is not effective until execution by and delivery to both Landlord and Tenant.

24.12                 Joint and Several Liability.  All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant hereunder.

24.13                 Renewal Option.  Provided that no default exists under this Lease beyond applicable notice and cure periods at the time the applicable option to renew which is described below is exercised (the “Renewal Option”), Tenant shall have the right to extend the Initial Term for two (2) separate renewal periods of three (3) years each (each a “Renewal Period,” and collectively the “Renewal Periods”) commencing on the Expiration Date, upon the same terms and conditions as are contained in this Lease, except as hereinafter provided:

(i)                                     The Monthly Base Rent for the Renewal Period shall be adjusted based upon the schedule depicted below:

Renewal Option 1

5/15/14- 5/14/15	$6.03 sf x 44,095 sf	$265,941.11/ $22,161.76
5/15/15 - 5/14/16	$6.18 sf x 44,095 sf	$272,589.63/ $22,715.80
5/15/16- 5/14/17	$6.34 sf x 44,095 sf	$279,404.37/ $23,283.70

Renewal Option 2

5/15/17 - 5/14/18	$6.34 sf x 44,095 sf	$279,404.37/ $23,283.70
5/15/18 - 5/14/19	$6.49 sf x 44,095 sf	$286,389.48/ $23,865.79
5/15/19- 5/14/20	$6.66 sf x 44,095 sf	$293,549.22/ $24,462.43

(ii)                                  Landlord shall have no obligation to make improvements, decorations, repairs, alterations, or additions to the Premises as a condition to Tenant’s obligation to pay Rent for the Renewal Period, and the Base Rent quoted by Landlord for the Renewal Period shall not be reduced either (a) by reason of such fact, (b)  to take into account any rental concession whatsoever (including, but not limited to rent abatements, allowances for moving expenses, lease assumptions or other concessions), or (c) to take into account the absence of any cost or expense which Landlord would have incurred had the Premises been leased to a person or entity other than Tenant; provided, however, the Base Year for Operating Expenses shall be adjusted so that the Base Year shall be the first Operating Year after commencement of the Renewal Period.

(iii)                               After the Renewal Periods, Tenant shall have no further or additional rights to extend the Term of this Lease.

(iv)                              The Renewal Option shall be exercised, if at all, by written notice to Landlord given not earlier than twelve (12) months nor later than six (6) months prior to the Expiration Date or the expiration of the first Renewal Period, as the case may be.  In the event Tenant fails strictly to comply with the procedure for exercise of the applicable Renewal Option, Tenant shall have no further right to extend the Term.

(v)                                 The Renewal Option granted pursuant to this Section 24.13 is personal to Tenant and any Permitted Transferee.  If Tenant subleases any portion of the Premises or assigns or otherwise transfers any interest under the Lease to any other person or entity (other than the Permitted Transferee) pursuant to, and in accordance with, Section 8 hereof, this Renewal Option shall lapse.

24.14                 Tenant Expansion Clause.  Provided that Tenant is not in default under this Lease, Tenant shall have the Right of First Refusal (ROFR) and the option to lease the additional 26,612 square feet of contiguous space. If applicable, the ROFR will be presented in writing from the Landlord and a written response from Tenant will be due within five (5) business days.  If Tenant elects to accept the contiguous space, the expansion rate will be at an initial rate of $4.50 per square foot adjusted with 2.5% annual increases.  The expansion space will be delivered to Tenant within sixty (60) days after receiving written notice of its expansion clause election and provided in like condition to the existing warehouse.  All the same terms and conditions shall remain in full force and effect with respect to the expansion space.         If a proposed tenant makes an offer, Tenant shall have five (5) business days after notice from Landlord to exercise its ROFR.

24.15                 Termination Option.  Tenant shall have the option to terminate this Lease effective November 15, 2011, subject to the following terms and conditions.  Tenant shall provide Landlord written notice of Tenant’s election to exercise the Termination Option six (6) months prior to electing the option.  Such election shall be effective, provided Tenant is not in default under this Lease, both on the date that Tenant exercises the Termination Option and at any time thereafter.  If Tenant exercises the Termination Option,:  (a) all Base Rent and Additional Rent owing under the Lease shall be paid through and apportioned as of the Termination date; (b) Tenant shall reimburse the unamortized portions of the Tenant Improvement Allowance previously spent by the Landlord, moving expense provided previously paid by Landlord, reduced rent previously provided by Landlord and brokerage commissions previously paid by Landlord; and (c) Tenant shall pay to Landlord a termination fee equal to six (6) months Rent (including Additional Rent) (based on the then current amounts for the same), which payment shall be made at least thirty (30) days prior to the effective date of the Termination.

24.16                 Exculpation.  If there is a breach or default by Landlord under this Lease, Tenant shall look solely to the equity interest of Landlord in the Property and any rentals derived therefrom; provided that in no event shall any judgment be sought or obtained against any individual person or entity comprising Landlord.

24.17                 Exhibits.  All Exhibits attached hereto and executed (or initialed) both by Landlord and Tenant shall be deemed to be a part hereof and hereby incorporated herein.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:

By:

	By:	/s/ Robert H. Wright Jr.
Signature

	Its:	Robert H. Wright Jr. Vice President
Printed Name and Title

TENANT:
MAGNETEK, INC.

By:		/s/ Peter M. McCormick
Peter M. McCormick

Its:
Executive Vice President and Chief Operating Officer